UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    December 21, 2007

AspenBio Pharma, Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	001-33675 (Commission File Number)	84-1553387 (IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO (Address of principal executive offices)	80104 (Zip Code)

        Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 – Unregistered Sales of Equity Securities.

        On December 20, 2007, AspenBio Pharma, Inc., (the “Company”), announced that it entered into securities purchase agreements in connection with a private placement with a group of existing and new investors. The transaction closed on December 21, 2007. Under the terms of the agreements, the Company received $18,243,250 in gross proceeds from the sale of 2,516,310 shares of its no par value Common Stock at $7.25 per share. Net proceeds from the transaction will be used to fund research and development, product development, FDA approval related activities, working capital and general corporate purposes.

        Net proceeds to the Company totaled approximately $17.1 million, after payment of a 6% placement fee and specified closing expenses. The Company has agreed to file a registration statement to register these shares within thirty days following closing. The offering was conducted in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated there under.

Item 7.01 – Regulation FD Disclosure.

        The power point presentation information furnished on Exhibit 99.2 is hereby incorporated by reference under this Item 7.01 as if fully set forth herein and is available on the Company’s website.

Item 8.01 — Other Events.

        On December 24, 2007 the Registrant issued a press release titled, “AspenBio Pharma Closes $18.2 Million Private Placement of Common Stock”, a copy of which is furnished at Exhibit 99.1.

        In light of numerous changes in the Company’s business during 2007, the Company is providing the following updated business information:

Overview

        We are a medical technology company engaged in the discovery, development, manufacture, and licensing or marketing of drugs and diagnostics for human and animal healthcare. Using our proprietary protein purifying methods, we discovered several blood markers that seem to correlate with appendicitis in humans. We are engaged in the development and testing of our two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. We will file a 510(k) for our initial screening technology, AppyScore™, which has demonstrated 98% sensitivity in a 471 patient hospital study.

        In addition to our appendicitis tests, we are completing development of, and bringing two veterinary reproduction drugs to market. These products provide solutions to improve bovine reproduction. We are currently evaluating the economics associated with two equine reproduction drugs that we believe could provide superior reproduction attributes but have a limited market. Our primary animal healthcare product known as StayBred™, which is a recombinant single-chain hormone designed to help improve pregnancy rates in diary cows, could address a $200 million U.S. market.

Human Diagnostics

        We have created and optimized a specialized test to detect a marker in the blood associated with appendicitis and have tested this assay in several on-going clinical research trials involving hundreds of human patients. We are designing two separate appendicitis triage blood screening test systems: AppyScore™ and AppyScreen™.

AppyScore

        AppyScore is a one-of-a-kind appendicitis triage blood screening test, with no known competitors for patients entering an Emergency Room/Urgent Care facility complaining of abdominal pain. Our product has the potential to greatly increase diagnosis accuracy, speed of diagnosis, improve the standard for care and patient outcome plus save the U.S. health care system billions of dollars annually. We have received our Pre-IDE response from the FDA and are pursuing a 510(k) (Pre-Market Notification) regulatory clearance which typically leads to approval in 6-8 months and we expect to secure FDA 510(k) clearance by the end of 2008. We anticipate entering into an agreement with a marketing partner prior to product launch.

        The test is a blood-based specialized assay test to detect a marker in the blood associated with appendicitis. The marker demonstrates a linear (or direct) correlation to the histopathologic severity of appendicitis. When a patient presents to the emergency room with abdominal pain, many factors are evaluated. Most physicians will order routine laboratory work including white blood cell count and a urine analysis, perform a complete physical exam, and if concerned about appendicitis, order a CT scan and/or ultrasound. Unfortunately, it is often hard to visualize the appendix using either such imaging methodology, and some studies report it is impossible to make an accurate diagnosis based upon imaging up to 40% of the time. Frequently, if the physician is unsure of the diagnosis and the patient is male, the patient will be sent to surgery for an appendectomy. If the patient is female and passes a gynecological exam, she will then be sent to surgery for an appendectomy. We expect our test will take under 45 minutes and should easily be incorporated within routine laboratory work. Our test will provide the only non-subjective, numerical value approach to assist the physician in the diagnosis of appendicitis. In comparison, a CT scan can take 3-5 hours or longer and is a subjective evaluation.

        In September 2007, we announced the results of a 471 patient study conducted at multiple hospital sites under appropriate Institutional Review Board Approvals, which included patient consent. Out of 471 patients, 100 were normal presumably healthy control donors. The 100 normal AppyScore control individuals were used to characterize and confirm the blood level of the proprietary biomarker used in AppyScore in normal healthy individuals. The remaining 371 were patients who presented to the emergency rooms with abdominal pain, with appendicitis as a possible diagnosis. A total of 97 of 311 or 31% of patients had pathology-confirmed appendicitis in the study. AppyScore was able to correctly identify 95 of 97 patients with pathology-confirmed appendicitis. This exceptionally high sensitivity level of 98% for detecting the actual disease condition is considered statistically significant (95% CI = 93% to 99.9%). In addition, the combination of using the data from AppyScore in conjunction with a CT scan resulted in a specificity of 99% (95% CI = 97% to 99.9%).

        A large independent research report (Graff et al., 2000 Acad Emerg Med Vol 7 n 11 pp 1244-55) of approximately 1,026 appendicitis patients from 12 hospitals across the northeastern United States reported that an average of 18.6% of patients (ranging from 10.6% to 27.8% per hospital) were incorrectly diagnosed as not having appendicitis and were sent home, only to return to the emergency room with acute appendicitis in an advanced or burst condition. If the Graff report is representative of the state-of-the-art diagnostics for appendicitis, then the 98% sensitivity level of AppyScore demonstrates the substantial impact this screening test could have for life threatening misdiagnoses. The false negative diagnosis of appendicitis could become much less frequent using AppyScore, resulting in fewer patients with appendicitis being erroneously sent home.

Appendicitis Market

        We estimate that there are approximately 700,000 cases of appendicitis annually in the United States and approximately 6,000,000 patients enter US emergency rooms annually complaining of abdominal pain. An accurate diagnosis at a sufficiently early stage is a significant factor in achieving a successful patient outcome. An accurate and early diagnosis is difficult to achieve using the current standard of care plus conventional methods are expensive, subjective and difficult because there is considerable overlap of genuine appendicitis with other clinical conditions. Furthermore, to date there appears to be no individual sign, symptom, test, or procedure capable of providing a reliable diagnosis of appendicitis. Misdiagnosis of appendicitis can lead not only to unnecessary surgery but also to delay of proper therapy for the actual underlying condition thereby increasing the chances of life threatening perforation. Today in the United States despite the extensive use of use of CT scans to help diagnose the condition prior to surgery, 1 in 7 appendectomies remove a normal appendix due primarily to incorrect diagnosis. In addition, approximately 100,000 patients suffer a perforated (or burst) appendix because they are not diagnosed in time. A dilemma for surgeons is minimizing the negative appendectomy surgery rate without increasing the incidence of perforation among patients referred for suspected appendicitis.

AppyScreen

        The AppyScreen system is a second appendicitis screening test system which is being developed as a point-of-care test designed especially for rapid use in a physician’s office. Throughout the world there is no definitive test or device in the physician’s office to help them identify or rule out potential appendicitis cases from the many patients they see daily with abdominal pain. Because appendicitis is typically a 24 hour to 36 hour event from start to finish, failure to identify an appendicitis patient and sending them home versus to the hospital creates a very strong possibility of a serious life-threatening perforation (bursting) of the appendix. The rapid-screen qualitative blood test would be used by a primary care doctor to quickly screen and identify potential appendicitis patients – especially children and young adults – who should immediately go to the emergency room for further diagnostic work up which includes a more quantitative AppyScore blood test. We expect this point-of-care test to provide information to the doctor in less than 20 minutes.

Human Diagnostic Antigens

        As a supplier of purified proteins for diagnostic applications, we have become a supplier of human hormones to large medical diagnostic companies and research institutions. We manufacture and market approximately 30 purified protein products primarily for use as controls by diagnostic test kit manufacturers and research facilities, to determine whether diagnostic test kits are functioning properly. In 2006, we had $1.1 million in revenue from these products.

Animal Healthcare

        Through our “single-chain gonadotropin” platform technology licensed from Washington University in St. Louis and further developed by AspenBio Pharma, we are developing animal healthcare products focused on reproduction initially in bovine to be followed by other livestock species of economic importance. Our largest opportunity to date in this area is StayBred™ (BoviPure LH™) – a recombinant hormone analog that induces ovulation and reduces the risk of pregnancy loss in dairy cows. We are also developing a novel breakthrough drug designed for super-ovulation of cows: BoviPure FSH™, a single-chain bovine FSH analog that works in a single dose versus conventional FSH drugs which require a total of 8 doses to be given every 12 hours for consecutive 4 days. Both drugs StayBred (BoviPure LH) and BoviPure FSH are currently in varying stages of FDA approval.

StayBred

        StayBred (BoviPure LH) is a novel single-chain LH analog for cows which is currently in the early stages of FDA approval. This new hormone analog is believed to induce ovulation and produce a phenomenon that has been shown to reduce the rate of pregnancy loss or embryonic loss in cows. Currently, 70% of dairy cows fail to conceive or maintain a viable pregnancy resulting in significant financial and production losses to the dairy. StayBred LH utilizes our exclusively licensed “single-chain gonadotropin” recombinant drug technology which we believe will offer cost and performance advantages over conventional bovine hormone products available in the worldwide market. We believe this drug may create a totally new pregnancy maintenance market for artificially inseminated dairy cows.

        It is estimated that there are between 16 and 20 million artificial insemination attempts annually in dairy cows in the United States alone. We believe StayBred would be an applicable and beneficial product administered to dairy cows after each artificial insemination as a therapeutic treatment to help maintain pregnancy. Based upon an assumed net selling price of $10 per dose, we believe the total potential US pregnancy maintenance market for StayBred is approximately $200 million. With a modest 20 percent market penetration estimate, this product could generate approximately $40 million in gross revenue annually in the U.S. market alone. We believe there are similar or greater potential markets outside the U.S.

Corporate Information

        We are located at 1585 S. Perry Street, Castle Rock, CO 80104. Our phone number is (303) 794-2000 and our facsimile is (303) 798-8332. We currently employ sixteen full-time employees and two part-time employees. We also regularly use part-time student interns and we will hire additional personnel, as needed depending upon our research and development needs at any given time. We maintain a website at www.aspenbiopharma.com. The information contained in, or that can be accessed through, the website is not part of this information.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibit

Exhibit Number	Description of Exhibit

99.1	Press Release titled, "AspenBio Pharma Closes $18.2 Million Private Placement of Common Stock", dated December 24, 2007

99.2	Company information - "Power Point Presentation" dated December 2007

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2007	AspenBio Pharma, Inc. (Registrant) /s/ Jeffrey G. McGonegal Jeffrey G. McGonegal Chief Financial Officer